CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
5.700% Internotes® Due July 15, 2012	$14,365,000	$441.01
6.350% Internotes® Due July 15, 2022	$4,551,000	$139.72
6.450% Internotes® Due July 15, 2032	$4,528,000	$139.01
TOTAL		$719.73

(1)	Excludes accrued interest, if any.
(2)	A filing fee of $719.73 calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement Number 187 Dated July 16, 2007

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432ATR1	$14,365,000.00	100.000%	1.000%	$14,221,350.00	FIXED	5.700%	SEMI- ANNUAL	07/15/2012	01/15/2008	$27.87	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 07/15/2009 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 07/15/2009 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432ATS9	$4,551,000.00	100.000%	2.000%	$4,459,980.00	FIXED	6.350%	SEMI- ANNUAL	07/15/2022	01/15/2008	$31.04	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 07/15/2010 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 07/15/2010 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432ATT7	$4,528,000.00	100.000%	2.500%	$4,414,800.00	FIXED	6.450%	SEMI- ANNUAL	07/15/2032	01/15/2008	$31.53	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 07/15/2012 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 07/15/2012 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.	Offering Dates: July 09, 2007 through July 16, 2007

Prudential Financial, Inc.

$2,500,000,000.00 Prudential Financial

Retail Medium-Term Notes, including

Prudential Financial InterNotes® Prospectus

dated March 16, 2006 and the Prospectus

Supplement dated March 16, 2006

Trade Date: Monday, July 16, 2007 @12:00 PM ET
Settlement Date: Thursday, July 19, 2007
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved